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Exhibit 23

Independent Accountant's Consent

The Board of Directors
Northrim BanCorp, Inc.

        We consent to incorporation by reference in the registration statement on Form S-8 of Northrim BanCorp Inc.'s Employee Stock Incentive Plan and Employee Stock Option and Restricted Stock Award Plan of our report dated January 11, 2002, with respect to the consolidated balance sheets of Northrim BanCorp Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 10-K of Northrim BanCorp Inc.

                      /s/ KPMG LLP

Anchorage, Alaska
March 21, 2002

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  Exhibit 23
Independent Accountant's Consent